UNITED STATES
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ENSTAR GROUP LIMITED

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Enstar Group Limited

To all our Shareholders,

As 2008 was Enstar Group’s first full year since becoming a public company, I thought now would be an appropriate time to provide you with a letter. In this letter I will review our performance during the year and provide my comments on the main highlights. However, a brief summary of our business, strategy and approach may help clarify what we do and put our performance into context.

Our primary corporate objective is to grow our tangible net book value. We believe growth in our tangible net book value is driven primarily by growth in our net earnings, which is in turn partially driven by successfully completing new acquisitions.

Our principal business consists of acquiring and managing property and casualty insurance and reinsurance companies that have ceased underwriting new business — i.e. they are in “run-off.” The vendors of such businesses are often keen to find long-term solutions for their non-core legacy operations that may release capital, improve ratings, free-up management time, effort and cost and provide financial certainty and finality. The solutions that we provide to such vendors focus on the acquisition of the run-off business either by purchasing the entire share capital of the run-off entity or, if the legacy business is part of an ongoing company and not able to be sold, assuming the run-off liabilities by way of portfolio transfer or providing reinsurance protection. As at December 31, 2008, we have acquired 22 insurance companies in run-off and 5 portfolios of run-off business through portfolio transfer.

We generate our earnings in the following ways:

•	settling net loss reserves below their acquired fair value;

•	generating investment income on the cash and investment portfolio acquired with the run-off company or portfolio;

•	in some cases, purchasing companies at a discount to the fair value of the assets acquired, which results in negative goodwill that has been recorded as extraordinary gains; and

•	providing expert run-off management services for a fixed and/or incentive based fee in cases where vendors are not ready or able to dispose of their run-off operations but require third-party services to stabilize the business and, where possible, create value to the core business.

2008 PERFORMANCE AND FINANCIAL POSITION REVIEW

Whilst 2007 was significant in that it marked the transformation of the privately-held Castlewood Holdings Limited into the publicly-held Enstar Group Limited, 2008 was the year that saw the most significant change to our balance sheet as the following abbreviated balance sheets as at December 31, 2004 to December 31, 2008 indicate:

	2008	2007	2006	2005	2004
	(expressed in millions of U.S. dollars)

Assets
Investments and Cash	$3,487.9	$1,800.5	$1,261.1	$884.9	$942.1
Reinsurance Balances Receivable	672.7	465.3	408.1	250.2	341.6
Other	197.6	151.3	105.1	64.9	64.2

Total Assets	$4,358.2	$2,417.1	$1,774.3	$1,200.0	$1,347.9

Liabilities
Loss Reserves	$2,798.3	$1,591.4	$1,214.4	$806.6	$1,047.3
Other	688.7	311.7	185.8	92.0	91.9

Total Liabilities	3,487.0	1,903.1	1,400.2	898.6	1,139.2
Minority Interest	256.0	63.4	55.5	40.5	31.4
Shareholders’ Equity	615.2	450.6	318.6	260.9	177.3

Total Liabilities and Shareholders’ Equity	$4,358.2	$2,417.1	$1,774.3	$1,200.0	$1,347.9

In 2008, total assets increased by $1.94 billion, or 80%, from $2.42 billion at December 31, 2007 to $4.36 billion at December 31, 2008. Total liabilities increased during 2008 by $1.58 billion, or 83.2%, from $1.90 billion at December 31, 2007 to $3.49 billion at December 31, 2008. Total employees increased by 71, or 32.1%, from 221 at December 31, 2007 to 292 at December 31, 2008. Also in 2008, we completed a public offering of our ordinary shares resulting in net proceeds of approximately $116.8 million.

The significant change in our company during the year was attributable to the purchase of the entire share capital of six insurance and reinsurance companies in run-off, the purchase of a 44.4% stake in two companies in run-off and the assumption of five reinsurance run-off portfolios, principally through our newly created Lloyd’s Reinsurance To Close (RITC) business.

The cash and investment portfolios of approximately $2.7 billion and gross loss reserves of approximately $2.1 billion acquired during 2008 provide Enstar with a substantial base from which to continue to generate its future earnings.

Net earnings for 2008 amounted to $81.6 million (or $6.31 per diluted share), up $19.8 million (32.0%) from 2007 earnings of $61.8 million (or $5.15 per diluted share).

The following table presents the Company’s consolidated statements of earnings for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(expressed in millions of U.S. dollars)

Income
Consulting fees	$25.2	$31.9	$33.9
Net investment income	26.6	64.1	48.1
Net realized (losses) gains	(1.7)	0.3	(0.1)

	50.1	96.3	81.9

Expenses
Net reduction in loss and loss adjustment expense liabilities	(242.1)	(24.5)	(31.9)
Salaries and benefits	56.3	47.0	40.1
General and administrative expenses	53.3	31.4	18.8
Interest expense	23.4	4.9	2.0
Net foreign exchange loss (gain)	15.0	(7.9)	(10.8)

	(94.1)	50.9	18.2

Earnings before income taxes, minority interest and share of net (loss) earnings of partly owned companies	144.2	45.4	63.7
Income taxes	(46.8)	7.4	0.3
Minority interest	(50.8)	(6.7)	(13.2)
Share of net (loss) earnings of partly owned companies	(0.2)	—	0.5

Earnings before extraordinary gain	46.4	46.1	51.3
Extraordinary gain — negative goodwill (net of minority interest of $15.1, $nil and $4.3, respectively)	35.2	15.7	31.0

Net earnings	$81.6	$61.8	$82.3

The following chart presents the growth in the Company’s book value per share from December 31, 2004 to December 31, 2008:

ACQUISITIONS

During 2008, we acquired the entire share capital of six insurance and reinsurance companies in run-off with total assets and liabilities of $2.8 billion and $1.8 billion, respectively, that were located in the United Kingdom, the United States, Australia and Bermuda. We also purchased a 44.4% interest in two Rhode Island insurance companies in run-off with total assets and liabilities of $246.1 million and $224.7 million, respectively. In addition, 2008 also saw our entry into the Lloyd’s Reinsurance To Close (RITC) business when we assumed the reinsurance liabilities via portfolio transfer of four Lloyd’s syndicates totaling approximately $471.2 million.

Many people have asked me whether the acquisitions in 2008 were a direct result of the economic collapse that began during the year. The simple answer is that none of our acquisitions were related to the economic crisis. In fact, only one transaction was first considered as late as 2007. All of the other transactions were first considered a number of years ago and took time to come to completion.

I believe that the current economic crisis will, in due course, provide more acquisition opportunities for Enstar as insurance groups may be forced to divest themselves of capital constraining legacy businesses and look for additional liquidity. However, we are only just beginning to see the start of this process, which is likely to take many months, if not longer. Whilst I believe there will be more opportunities for acquisitions, our opportunities will be tempered, to a degree, by the availability of credit.

As with most sectors in the insurance and reinsurance industry, we have always faced competition. However, I believe that Enstar is well placed to continue its growth despite existing competition or any new entrants to our market.

LOSS RESERVES

At December 31, 2008, our gross loss reserves (being the estimated amount we expect to pay to all of our policyholders over time) amounted to $2.8 billion. Based on our estimate of gross loss reserves, we expect that Enstar will collect $0.4 billion from our reinsurers over time, which is our ceded loss reserves. Our net loss reserves at December 31, 2008 were, therefore, $2.4 billion.

Settlement of claims reserves below their acquired and carried values has been a core element of our earnings. Net loss reserves of $2.4 billion at the end of 2008 provide us with a basis for sustainable earnings growth, provided that we continue to execute successfully our strategy to settle claims below their carried value.

Our gross loss reserves are a combination of claim reserves advised to us by policyholders and an estimate of losses that have occurred but have not yet been reported to us — Incurred But Not Reported (or IBNR) reserves. Our IBNR reserves are based on independent actuarial analysis and estimates determined in conjunction with Enstar management.

Our actuaries provide a low and high end of a range of reasonable estimates of the gross loss reserves. The following table highlights that Enstar’s carried gross loss reserves at December 31, 2008 were approximately 2.1% lower than the high end of a range of reasonable estimates and approximately 16.6% above the low end. This level of prudent reserving provides us with the comfort that our reserves are adequate, but the process of calculating our reserves involves numerous estimates and uncertainties and there can be no assurance that our ultimate losses will not exceed our reserves.

Exposure Category	Low	Selected	High
	(expressed in millions of U.S. dollars)

Asbestos	$736.0	$831.8	$860.7
Environmental	100.3	112.1	118.1
All Other	1,425.7	1,715.7	1,741.2
Unallocated Loss Adjustment Expenses	138.7	138.7	138.7

Total	$2,400.7	$2,798.3	$2,858.7

INVESTMENTS

As at December 31, 2008, our total cash and investment portfolio amounted to approximately $3.5 billion, representing 80% of our total assets of approximately $4.4 billion as follows:

	As of December 31,
	2008	% of Total Assets
	(expressed in millions of U.S. dollars)

Cash and cash equivalents, including restricted	$2,209.9	50.7%
Short-term investments, available for sale, at fair value	406.8	9.3
Fixed maturities, available for sale, at fair value	104.8	2.4
Fixed maturities, held to maturity, at amortized cost	586.7	13.5
Fixed maturities, trading, at fair value	115.8	2.6
Equities, trading, at fair value	3.7	0.1
Other investments, at fair value	60.2	1.4

Total investments	$3,487.9	80.0%

The cash flow of our acquired run-off companies is likely to be negative — we aim to accelerate the run-off of our companies by commuting claims and eliminating any future exposure to the related policies. Therefore, we need to protect our cash and investment portfolio so that we have sufficient assets and liquidity to pay our claims and negotiated commutation settlements as they fall due, which is not predictable.

Upon the acquisition of a run-off company, our broad investment philosophy is to dispose of, or make available for sale, those acquired investments that have a fixed maturity beyond the targeted duration of the run-off or which have credit quality concerns that do not fit our risk appetite. We then consider re-investing cash that is not required for short-term liquidity needs principally in short-term fixed maturity investment grade securities.

Our investment philosophy described above will result in what we consider a prudent cash and short-term investment portfolio with a modest yield. In order to enhance yield, but not put a large element of the portfolio at risk, we have, through December 31, 2008, invested or committed to invest $259.6 million in alternative or other investments, including $100.0 million committed to J.C. Flowers II L.P. and $100.0 million committed to J.C. Flowers III L.P.

J.C. Flowers II L.P. and J.C. Flowers III L.P. (“Fund II” and “Fund III,” respectively) are private investment funds advised by J.C. Flowers & Co. LLC. J. Christopher Flowers, a member of our board of directors and one of our largest shareholders, is the founder and Managing Member of J.C. Flowers & Co. LLC. John J. Oros, our Executive Chairman and a member of our board of directors, is a Managing Director of J.C. Flowers & Co. LLC. As at December 31, 2008, Fund II and Fund III have called approximately $96.0 million and $0.1 million, respectively, of our commitments. During 2008, we wrote down the value of our investment in Fund II by approximately $61.3 million.

We appreciate our relationship with the J.C. Flowers organization, which works closely with us in sourcing and funding participations in a number of our acquisitions and participated in our equity offering in July 2008.

OTHER EVENTS

T. Wayne Davis decided in March 2009 that he would not stand for re-election to our board at this year’s shareholders’ meeting and felt that, in light of that decision, he should resign in order to allow us to begin and complete our search for his successor in time for our upcoming Annual General Meeting. It is with a note of sadness that we see Wayne leave the board following his association for almost 19 years.

I am delighted to confirm that Charles T. Akre, Jr. has accepted the board’s nomination as Wayne’s replacement. Chuck, who founded and runs Akre Capital Management, LLC and is a current Enstar shareholder, has a substantial wealth of knowledge about the insurance industry as well as the investment business. I believe that Chuck will make a strong contribution to our board.

I feel that 2008 has brought Enstar to another level — we have a stronger and larger balance sheet from which we hope to grow future earnings. Our executive management team is small but strong, with over 90 years combined experience in the insurance industry (most of which has been in the run-off sector) — Paul O’Shea and Nick Packer (our joint chief operating officers) have been with me since we first started Castlewood back in 1994 and our chief financial officer, Richard Harris has now been with the group for six years. Most of our senior managers have been with us for many years and continue to grow with the company.

We would also like to thank you, our long-term shareholders, many of whom have supported us and, previously, The Enstar Group, Inc., loyally for many years.

Finally, we very much look forward to seeing as many shareholders as possible at our Annual General Meeting in Bermuda at 9:00 a.m. on Tuesday, June 9, 2009 at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda.

April 30, 2009

Dominic F. Silvester
Chief Executive Officer